Exhibit (a)(5)(i)

LIBERTY MEDIA CORPORATION

OFFER TO PURCHASE FOR CASH
UP TO 19,417,476 SHARES OF ITS
LIBERTY INTERACTIVE SERIES A COMMON STOCK
AT A PURCHASE PRICE NOT GREATER THAN $25.75
OR LESS THAN $23.75 PER SHARE

THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS
EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 12, 2007,
UNLESS THE TENDER OFFER IS EXTENDED.
May 15, 2007

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Liberty Media Corporation, a Delaware corporation, has appointed us to act as information agent in connection with its offer to purchase for cash up to 19,417,476 shares of its Liberty Interactive Series A common stock, par value $0.01 per share (“LINTA”) from its stockholders. The shares of LINTA are referred to as the “Shares”. The tender offer will be conducted upon the terms and subject to the conditions set forth in the offer to purchase, dated May 15, 2007, and the related letter of transmittal of Liberty Media. Liberty Media is inviting stockholders to tender Shares at a purchase price not greater than $25.75 per share or less than $23.75 per share, net to the seller in cash, less any applicable withholding taxes, without interest, upon the terms and subject to the conditions of the tender offer.

On the terms and subject to the conditions of the tender offer, Liberty Media will determine the single per share price, not greater than $25.75 or less than $23.75 per Share, that Liberty Media will pay for Shares properly tendered and not properly withdrawn in the tender offer, taking into account the total number of Shares so tendered and the prices specified by the tendering stockholders. Liberty Media will select the lowest purchase price that will allow it to purchase 19,417,476 Shares pursuant to the tender offer, or such fewer number of Shares as are properly tendered and not properly withdrawn.

Liberty Media will purchase at the purchase price all Shares properly tendered before the expiration date (as specified in the Offer to Purchase) at prices at or below the purchase price and not validly withdrawn, net to the seller in cash, without interest, upon the terms and subject to the conditions of the tender offer, including the “odd lot,” proration and conditional tender provisions thereof. See Section 1 of the Offer to Purchase. Shares tendered at prices in excess of the purchase price and Shares that Liberty Media does not accept for purchase because of the odd lot priority, proration and conditional tender provisions will be returned at Liberty Media’s expense to the stockholders who tendered such Shares, as promptly as practicable after the expiration date. Liberty Media expressly reserves the right, in its sole discretion, to purchase more than 19,417,476 Shares in the tender offer, subject to applicable law.

If, at the expiration date, more than 19,417,476 Shares (or such greater number of Shares as Liberty Media may elect to purchase) are properly tendered and not properly withdrawn at or below the purchase price for the Shares, Liberty Media will purchase 19,417,476 Shares (or such greater number), on the following basis:

•	first, from all of the holders of “odd lots” of less than 100 Shares who properly tender all of their Shares at or below the purchase price and do not properly withdraw them before the expiration date;

•	second, from all other stockholders who properly tender Shares at or below the purchase price and do not properly withdraw them, on a pro rata basis (except for stockholders who tendered Shares conditionally if the condition was not satisfied); and

•	third, only if necessary to permit Liberty Media to purchase 19,417,476 Shares (or such greater number of Shares as Liberty Media may elect to accept for payment, subject to applicable law), from stockholders who have conditionally tendered Shares at or below the purchase price and do not properly withdraw them (if the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7 OF THE OFFER TO PURCHASE.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. Offer to purchase, dated May 15, 2007;

2. Letter to clients that you may send to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the tender offer;

3. Letter of transmittal for your use and for the information of your clients (together with accompanying instructions and Substitute Form W-9); and

4. Notice of guaranteed delivery to be used to accept the tender offer if the share certificates and all other required documents cannot be delivered to the depositary before the expiration date or if the procedure for book-entry transfer cannot be completed before the expiration date.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE TENDER OFFER, PRORATION PERIODS AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 12, 2007, UNLESS THE TENDER OFFER IS EXTENDED.

No fees or commissions will be payable to brokers, dealers, commercial banks, trust companies or any person for soliciting tenders of Shares under the tender offer other than fees paid to the information agent, as described in the offer to purchase. Liberty Media will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of Shares held by you as a nominee or in a fiduciary capacity. Liberty Media will pay or cause to be paid any stock transfer taxes applicable to its purchase of Shares, except as otherwise provided in the offer to purchase.

In order to take advantage of the tender offer, a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, including any required signature guarantees and any other required documents, should be sent to the depositary with either a certificate or certificates representing the tendered Shares or confirmation of their book-entry transfer, all in accordance with the instructions set forth in the offer to purchase and letter of transmittal.

Holders of Shares whose certificate(s) for such Shares are not immediately available, holders who cannot deliver such certificate(s) and all other required documents to the depositary or holders who cannot complete the procedures for book-entry transfer before the applicable expiration date must tender their shares according to the procedure for guaranteed delivery set forth in Section 3 of the offer to purchase.

Any inquiries you may have with respect to the tender offer should be addressed to the information agent, D.F. King & Co., Inc., at the address and telephone number set forth on the back cover page of the offer to purchase.

Additional copies of the enclosed material may be obtained from us, by calling: (212) 269-5550.

Very truly yours,

D.F. KING & CO., INC.
ENCLOSURES

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF LIBERTY MEDIA, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE TENDER OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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